Exhibit 4.26

THIS AGREEMENT is made as of the 6th day of December, 1999, by and among Saliva Diagnostic Systems Inc., a Delaware corporation, which has an address at 11719 N.E. 95TH STREET,Vancouver, WA 98692 ("Company"), and Helenka Bodner ("Investor"), an individual with an address at 1341 East 9th Street ,Brooklyn, New York ("Investor").

W I T N E S S E T H:

WHEREAS, the Company is desirous of borrowing funds from Sterling National Bank and Investor desires to facilitate such loan to enter into a transaction upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the Company and Investor, intending to be legally bound, agree as fol1ow~:

1). Investor agrees to guaranty the Company's credit line with Sterling National Bank and agrees to continue to guaranty or make such loans (in Investor's sole discretion) up to the aggregate principal sum of $500,000 (the "Funds"). In consideration for the foregoing, the Company agrees as follows:

a). The Funds will be repaid to Investor with interest at 12% per annum commencing as of the respective funding date, repayable six (6) months from the date of the loan or upon demand of the investor should Investor believe that the Company will be in default under this Agreement or any other material agreement, or Investor believes that the Company may not have the financial ability or assets to repay the Funds;

b). The Company will issue such number of 1998-Series B Convertible Preferred Stock and Warrants (collectively the "Shares"), based upon the amount of Funds loaned from Sterling National Bank to the Company, calculated upon the same formula as set forth in the Company's previous transactions.

c). To secure Investor's loan, the Company will execute and deliver a Security Agreement and execute, deliver and file Uniform Commercial Code Financing Statements pledging all assets of the Company in favor of Sterling National Bank and/or the Investor or an assignee of Investor (it being understood however that there may be prior liens on the assets of the Company.

2). The Company agrees to submit this transaction to its Board of Directors for their approval forthwith and the Company will obtain all requisite approvals and consents, as hereinafter may be required.

3). All expenses in connection with this transaction shall be borne by the Company.

4). Further Assurances. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any party in order to carry out the provisions and purposes of this Agreement.
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5). Representations of Investor. Investor, by executing and delivering this
Agreement hereby represents, warrants and covenants to the Company as follows:

5.1 (a) that the Investor is being issued, the Shares for investment only, for her own account, and not with a view towards distribution thereof and (b) that the Investor is aware (i) that the Shares are not registered under the Securities Act of 1933, as amended (the "Act"), (ii) that the Shares may not be sold or otherwise transferred unless they are registered under the Act (unless an exemption from registration is available) and (iii) that one or more legends setting forth the restrictions on the transferability of the Shares will appear on the certificate(s) representing the Shares.

5.2 That she (i) has been provided with access to the Company's facilities and any records which she has deemed necessary to fully investigate the Company and its business operations, and (ii) fully understands and acknowledges that the Company is a start-up operation and there is no assurance that the Company will be successful in its manufacturing or marketing efforts.

5.3 That she has such knowledge, sophistication and experience in financial and business matters that she is capable of (i) fully understanding the business and financial condition of the Company and evaluating the merits and risks of an investment in the Shares and (ii) that she has made an independent investigation of the condition of the Company and its assets, financial and otherwise.

5.4 That she is an "accredited investor" as defined in Rule 501 (a) of the Act.

5.5 That she has been afforded an opportunity to ask questions and to receive answers from the Company concerning the Company and to obtain any additional information which the Company possesses or could acquire without unreasonable effort or expense and has reviewed all previous annual and quarterly reports of the Company on Form 10-KSB and 10-QSB.

5.6 The Investor will indemnify and hold the Company (its officers, directors, employees and agents) harmless by reason of the breach of any of the terms and conditions of this Agreement or any misleading or incorrect information contained in any document provided by Investor to the Company.

5.7 Investor is under no restriction or prohibition from entering into this transaction.

5.8 Investor is under no restriction or prohibition from entering into this transaction.

5.9 The Investor is a resident of the State of New York. The Investor's federal taxpayer identification number or social security number is ____________________. Under the penalties of perjury, the Investor certifies that (i) the Investor is not subject to back-up withholding (ii) the Investor is not a nonresident alien individual, a foreign partnership, a foreign corporation or a foreign estate or trust, which would be a foreign person within the meaning of Sections 1441, 1446, and 7701 (a) of the Internal Revenue Code of 1986, as amended.

5.10 Investor has not received any general solicitation or general advertising regarding the issuance of the Shares;

5.11 The Investor understands that no securities administrator of any state has made any findings or determinations relating to the fairness for investment of the Shares and that no securities administrator has or will recommend or indorse any issuance of the Shares.

5.12 Investor acknowledges that the consideration for the Shares being issued hereby has been arbitrarily determined and bears no relationship to the assets or book value of the Company, or other customary investment criteria;

5.13 Investor has adequate means to provide for personal needs, and possesses the ability to bear the economic risk of holding the Shares issued hereunder indefinitely, and can afford a complete loss of the consideration; and

5.14 There is no finder in Connection with this transaction.

6. Miscellaneous.

6.1 Notices hereunder may be given either by hand delivery or by certified mail, return receipt requested or overnight Courier service with guaranteed next day delivery, by facsimile transmission, and shall be effective (a) in the case of hand delivery, upon the date of delivery, (b) in the case of certified mail, three (3) days after deposit in the postal system, first class postage pre-paid,
(c) in the case of telex or facsimile notices, when sent and confirmation of receipt has been received by the transmitting party and (d) in the case of delivery by courier service with guaranteed next day delivery, the next day or the day designated for delivery, addressed at the addressed first set froth above with a copy to:

Rosen & Tetelman, LLP
501 Fifth Avenue, Suite 1404
New York, New York 10017
Attent1on: Ted D. Rosen, Esq.

Any party may change the person or address to whom or which the notice are to be given hereunder, but any such notice shall be effective only when actually received by the party to whom it is addressed.

6.2 This Agreement shall be binding on and inure to the benefit of the respective heirs, executors, administrators, legal representatives and successors of the parties hereto.

6.3 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

6.4 This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The parties hereto hereby consent to the exclusive jurisdiction of the Supreme Court of the State of New York and venue for any action arising hereunder shall lie in New York County. The parties hereto hereby waive any and all right to commence any action or proceeding before any other court or judicial body or in any other venue with respect to the subject matter of this Agreement.

6.5 This Agreement shall not be changed, modified or amended except by a writing signed by the party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged.

6.6 Investor has had the opportunity to consult with her own lawyers and financial advisors in connection with this Agreement. Ted D. Rosen, Esq. of Rosen & Tetelman, LLP has acted a counsel to the Company in connection with this Agreement. Rosen & Tetelman, LLP also acts as special counsel to the Company on certain matters. Investor and the Company have carefully read and fully understands all of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties' duly authorized representatives have duly executed this Agreement as of the day and year first above written.

The Companv:

Saliva Diagnostic Systems, Inc.


By:Leo Ehrlich
----------------------------
Title: President

The Investor:

Helenka Bodner